Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of American Mortgage Acceptance Company on Form S-3/A of our report relating to the consolidated financial statements of American Mortgage Acceptance Company as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 dated March 25, 2002, appearing in the Annual Report on Form 10-K of American Mortgage Acceptance Company for the year ended December 31, 2001. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/S/ DELOITTE & TOUCHE LLP

New York, New York
October 3, 2002